                                                               Exhibit 99(a)(iv)

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 11-K

                         ------------------------------



(MARK ONE)

[X]    Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of
       1934

For the fiscal year end December 31, 1999

                                       Or

[ ] Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the transition period from            to
                               ----------

                          Commission file number 1-3215
                                                 ------

                               CENTOCOR QUALIFIED
                           SAVINGS AND RETIREMENT PLAN

                            (Full Title of the Plan)

                               Johnson & Johnson
                          One Johnson & Johnson Plaza
                        New Brunswick, New Jersey 08933

                     (Name of issuer of the securities held
                   pursuant to the plan and the address of its
                           principal executive office)

                 Centocor Qualified Savings and Retirement Plan
                   Index to Financial Statements and Schedules


Page 3         Report of Independent Accountants

Page 4 Statements of Net Assets Available for Plan Benefits as of December 31, 1999 and 1998

Page 5 Statements of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 1999 and 1998

Pages 6-11     Notes to Financial Statements

Page 12        Item 27a - Supplemental Schedule of Assets Held for Investment
               Purposes


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               CENTOCOR QUALIFIED SAVINGS
                                               AND RETIREMENT PLAN

                                               By: /s/ R.J. Darretta
                                                  -------------------------
                                                  R.J. Darretta
                                                  Chairman, Pension Committee
June 26, 2000

                        Report of Independent Accountants

To the 401(k) Administrative Committee of Centocor, Inc.:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Centocor Qualified Savings and Retirement Plan (the "Plan") as of December 31, 1999, and the changes in net assets available for plan benefits for the year then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for the opinion expressed above. The statement of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits of the Plan as of December 31, 1998 and for the year then ended were audited by other independent accountants whose report dated June 18, 1999 expressed an unqualified opinion on those statements.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplemental information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP
Philadelphia, PA
June 9, 2000

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                                                               December 31,
                                                                                 -----------------------------------------
                                                                                      1999                      1998
                                                                                 ----------------          ---------------

Assets:
    Investments at Fair Value                                                $        42,418,711      $        28,206,185

    Receivables:
         Employer's contribution                                                       2,465,532                1,485,822
         Loans from participants                                                         588,825                  205,012
                                                                                 ----------------          ---------------
                                                                                       3,054,357                1,690,834
                                                                                 ----------------          ---------------

          Total assets                                                       $        45,473,068      $        29,897,019
                                                                                 ================          ===============



Net assets available for Plan benefits                                       $        45,473,068      $        29,897,019
                                                                                 ================          ===============

See accompanying Notes to Financial Statements.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                                                            Years ended December 31,
                                                                                    ------------------------------------------
                                                                                          1999                   1998
                                                                                    -----------------     --------------------

Additions:
     Interest and dividend income                                               $          1,558,034  $               984,109
     Net appreciation in fair value of
        Investments                                                                        5,804,353                5,336,589

     Contributions:
        Employee                                                                           5,311,075                3,470,946
        Employer                                                                           2,465,532                1,485,822
        Participant rollovers into Plan                                                    2,502,043                1,756,048
                                                                                    -----------------     --------------------

           Total additions                                                                17,641,037               13,033,514


Deductions:
     Benefits paid                                                                       (2,064,666)              (1,210,687)
     Transfer of Centocor Diagnostics'
       Net assets out of Plan                                                                      -              (3,958,022)
                                                                                    -----------------     --------------------
           Total deductions                                                              (2,064,666)              (5,168,709)

Other income (expense), net                                                                    (322)                    (975)
                                                                                    -----------------     --------------------

           Net increase                                                                   15,576,049                7,863,830

Net assets available for Plan benefits:
     Beginning of year                                                                    29,897,019               22,033,189
                                                                                    -----------------     --------------------

     End of year                                                                $         45,473,068  $            29,897,019
                                                                                    =================     ====================

See accompanying Notes to Financial Statements.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Accounting

         The accompanying financial statements have been prepared on the accrual basis of accounting.

         Investments

         The Centocor Qualified Savings and Retirement Plan's (the "Plan") Investments, administered by The Vanguard Group, Inc. (the "Trustee"), are stated at fair value based on the market value of the underlying securities on the last business day of the year.

         Johnson & Johnson common shares are carried at market value which is determined by quoted market prices. Participant loans are valued at cost which approximates fair value.

         Purchases and sales of investment securities are reflected on a trade date basis. Gains and losses on sales of investment securities are determined on the average cost method.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from estimates.

         Risks and Uncertainties

         The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

         Related Party Transactions

         Certain Plan investments are shares of mutual funds managed by the Trustee. Therefore, these transactions qualify as party-in-interest.

         Payment of benefits

         Benefit payments are recorded when paid.

NOTE 2   DESCRIPTION OF PLAN

         The following description of the Plan provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

         General

         Effective January 1, 1985, Centocor, Inc. (the "Company") established the Plan, a defined contribution savings plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Substantially all U.S. employees of the Company, or any of its subsidiaries or affiliates, are eligible to participate in the Plan. Employees may participate as of the first date of his/her employment. Substantially all of the legal, accounting and administrative expenses associated with Plan operations are currently paid by the Company. On October 6, 1999, the Company and Johnson & Johnson completed a merger between the two companies.

         Contributions

         Eligible employees may make voluntary tax-deferred contributions of 1 to 15 percent of their eligible cash compensation up to certain annual limits as prescribed by the U.S. Internal Revenue Code. Maximum annual contributions may be limited at the discretion of the Company.

         Employee contributions are invested as directed by the employee in any of the eight investment programs available under an investment contract with the Trustee (see Note 3). Company contributions are made principally in the Johnson & Johnson Common Stock Fund.

         The Company may elect, but is not required, to make contributions to the Plan for the benefit of the participating employees. To date, contributions have been made as a percentage of the participants' contributions for the year, as determined by the Company's Board of Directors. In 1999 and 1998, the Company elected to contribute an amount equal to 50 percent of the contributions of each employee. The Company's contribution is based upon annual employee contributions up to a level of 6 percent of their cash compensation. Additionally, in 1999 and 1998, the Company committed to make a contribution equal to 1% of each employee's compensation. At December 31, 1999, 26,224 shares of the Johnson & Johnson

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

         Common Stock Fund with a fair value of $94.016 per share determined by the average trade price for the last twenty days in December and $66.33 in cash was due to the Plan from the Company for its 1999 contribution.

         Participants' Accounts

         Separate accounts are maintained by the Trustee for each participant. Each participant's account reflects the participant's contribution, the Company's contribution, interest, dividends, other income, and gains or losses earned by each of the investment programs. Investment income is reinvested in the same programs.

         Participants may transfer all or a portion of their accounts among the eight investment programs available under the Plan by directly contacting the Trustee. The transfer would take effect immediately upon the participant's notification of the change.

         Vesting

         Employee contributions are fully (100%) vested and non-forfeitable. Employer contributions are fully vested upon death, total and permanent disability, or attainment of age 65; otherwise, employer contributions are subject to vesting percentages based on years of service, as defined by the Plan documents. Employee non-vested forfeitures are used by the Company to offset employer contributions. The amount of forfeitures for 1999 and 1998 were $89,241 and $19,011, respectively. The employer contributions vesting percentages are as follows:

                  Less than one year of service                           0%
                  One year of service                                    20%
                  Two years of service                                   40%
                  Three years of service                                 60%
                  Four years of service                                  80%
                  Five or more years of service                         100%

         Payment of Benefits

         Benefits from the participants' vested accounts are normally payable to Plan participants upon retirement, death, termination of Company employment or total and permanent disability. There are no benefits payable to former employees at December 31, 1999 and 1998.

         A participant, while still an employee, may generally withdraw all or a portion of his vested, non-forfeitable tax-deferred contribution account if such amount is needed to defray the cost of a medical emergency, enable the participant to acquire or improve his principal residence, or assist the participant in preventing eviction or foreclosure proceedings. Such a withdrawal must first be taken as a loan as noted below.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

         Any additional funds required will be distributed as a hardship withdrawal subject to income tax and penalties. Such loan and withdrawal shall not exceed the amount required to meet the immediate financial need created by the hardship and shall not be reasonably available from other sources of the participant.

         Loan Provisions

         Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance and may have only one loan outstanding at any point of time. All such loans bear interest at prevailing market rates. Loans must be repaid within five years in approximately equal installments or up to 15 years if used for the purchase of a primary residence. Loans are secured by the balance in participant accounts.

         Transfer of Net Assets

         In November 1998 the Company sold its oncology diagnostics business. Immediately following the closing of the sale, $3,958,022 of the Plan's net assets related to diagnostic oncology employees were transferred from the Company's Plan to the plan sponsored by the acquiring company.

         NOTE 3 INVESTMENTS

         The number of participants in the investment programs at December 31, 1999 and 1998 was as follows:

                                                                                            1999         1998
                                                                                          ---------    ---------
               Centocor Stock Fund                                                               -          596
               Johnson & Johnson Common Stock Fund                                             947            -
               Vanguard Money Market Reserves - Prime Portfolio                                261          201
               Vanguard Bond Index Fund - Total Bond Market Portfolio                          325          270
               Vanguard Index Trust - 500 Portfolio                                            890          664
               Vanguard U.S. Growth Portfolio                                                  797          557
               Vanguard/Windsor II                                                             532          448
               Templeton Foreign Fund                                                          329          290
               Fidelity Contrafund                                                             505          387

         The Centocor Stock Fund program consisted of shares of Centocor, Inc. Common Stock. This fund was available to plan participants through October 6, 1999. The Johnson & Johnson Common Stock Fund program consists of shares of Johnson & Johnson Common Stock. The Vanguard Money Market Reserves - Prime Portfolio invests in short-term, high-quality money market instruments issued by financial institutions, non-financial corporations, the U.S. government and federal agencies. The Vanguard Bond

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

         Index Fund - Total Bond Market Portfolio invests in U.S. Treasury, federal agency, mortgage backed and corporate securities and attempts to match the performance of the Lehman Brothers Aggregate Bond Index, a widely recognized measure of the entire taxable U.S. bond market. The Vanguard Index Trust - 500 Portfolio invests in all of the 500 stocks that make up the Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance. The Vanguard U.S. Growth Portfolio invests in large, high-quality, seasoned U.S. companies. The Vanguard/Windsor II Fund invests in a diversified group of out-of-favor stocks of large-capitalization companies. The Templeton Foreign Fund invests primarily in stocks of companies located outside the United States. The Fidelity Contrafund invests in undervalued stocks of foreign and U.S. companies with the goal of achieving long-term capital appreciation.

         Custody of the Plan's investments is maintained by the Trustee. Plan investments at fair value at December 31, 1999 and 1998 were as follows:

         Name of Issuer and Title of Issue At December 31,                          1999             1998
                                                                                -------------    --------------

         Centocor Stock Fund                                                $              -  $      5,340,758
         Johnson & Johnson Common Stock Fund                                       9,204,608                 -
         Vanguard Money Market Reserves - Prime Portfolio                          1,794,942         1,497,042
         Vanguard Bond Index Fund - Total Bond Market Portfolio                    1,838,203         1,567,086
         Vanguard Index Trust - 500 Portfolio                                     16,135,835        11,555,971
         Vanguard U.S. Growth Portfolio                                            7,400,761         4,800,634
         Vanguard/Windsor II                                                       1,762,511         1,314,002
         Templeton Foreign Fund                                                    1,488,024           784,293
         Fidelity Contrafund                                                       2,793,827         1,346,399
                                                                                -------------    --------------
                                                                            $     42,418,711  $     28,206,185
                                                                                =============    ==============

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS


During 1999 and 1998, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

                                                                           1999             1998
                                                                       -------------    --------------

Mutual Funds                                                       $      3,309,486  $      3,616,403
Common Stock                                                              2,494,867         1,720,186
                                                                       -------------    --------------
                                                                   $      5,804,353  $      5,336,589
                                                                       =============    ==============


NOTE 4   TAX STATUS

         The Internal Revenue Service has determined and informed the Company by a letter dated April 26, 1995, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently operated in compliance with applicable requirements of the IRC.

NOTE 5   PLAN TERMINATION

         Although it has not expressed an intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              AT DECEMBER 31, 1999


Description of Assets:                             Cost                 Market
                                             -----------------    -------------------

Johnson & Johnson Common Stock
  Fund*                                    $        4,544,663   $          9,204,608

Vanguard Money Market Reserves -
  Prime Portfolio*                         $        1,794,942   $          1,794,942

Vanguard Bond Index Fund - Total
  Bond Market Portfolio*                   $        1,910,280   $          1,838,203

Vanguard Index Trust - 500 Portfolio*      $       11,294,537   $         16,135,835

Vanguard U.S. Growth Portfolio*            $        5,686,322   $          7,400,761

Vanguard/Windsor II*                       $        2,112,530   $          1,762,511

Templeton Foreign Fund                     $        1,348,063   $          1,488,024

Fidelity Contrafund                        $        2,578,043   $          2,793,827


                                                   Cost                 Market
                                             -----------------    -------------------

Loans from participants maturing
  through 2014                             $          588,825   $            588,825
During 1999, interest rates
  ranged from 9%-10%.

* - party-in-interest

                       Consent of Independent Accountants

We hereby consent to incorporation by reference in Registration Statement on Form S-8 Nos. 33-00167 and 33-16285 of Centocor, Inc. of our report dated June 9, 2000, relating to the statement of net assets available for plan benefits of the Centocor Qualified Savings and Retirement Plan as of December 31, 1999, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in this Form 11-K.

PricewaterhouseCoopers LLP
Philadelphia, PA
June 26, 2000